BOB HOLDEN Governor CHARLES R. JACKSON Director	Exhibit 10.1 KEITH F. FULLER State Supervisor

STATE OF MISSOURI
DEPARTMENT OF PUBLIC SAFETY
DIVISION OF ALCOHOL AND TOBACCO CONTROL
P.O. Box 837 Jefferson City 65102
301 West High Street #860 Jefferson City, Missouri 65101
Telephone 573-751-2333
FAX 573-526-4540

December 30, 2004

Mr. Charles E. Smarr
Brydon, Swearengen & England, PC
312 East Capital Avenue
Jefferson City, Missouri 65101

Dear Mr. Smarr:

This letter is intended to be a Final Agreement for the Limelight Media Group (hereinafter “LMG”) Project. It hopefully includes all the revisions agreed upon in past discussions and communications. This new advertising medium may very well change the traditional concept of product displays.

1.
It is critical to the Division to maintain a level playing field with the alcohol industry. Therefore, there can be no exclusivity agreements among suppliers including such things as pricing arrangements that act as a restriction. In fact, no alcohol manufacture may have more than one-third (1/3) of the alcoholic beverage messages. Paragraph number 4 of your May 12, 2004 letter is key to maintaining a level playing field.

2.	The Division expects, as articulated by LMG, that the alcoholic beverage ads will constitute no more than 20% of the total.

3.
The impact of this form of advertising on the alcohol beverage industry and the public is important to the Division. The Division and your client will meet during the first week of July, 2005, to evaluate the pilot program. At that time, the Division will seek to:

a)	Compare licensee alcohol receipts for the previous period of six months compared to the preceeding six months;
b)	Review the revenue generated by each brand;
c)	Examine the suppliers used and amount paid for advertising;
d)	Examine the amount retailers paid to LMG and any amounts paid to retailers (licensees) associated with LMG services; and
e)	Other conditions previously outlined during communications related to this pilot program.

Mr. Charles E. Smarr
Dec 30, 2004

4.
It is important to stress that this pilot program can be terminated by the Division at any time, even prior to the July, 2005 meeting, if the Division believes it is in the best interest of the public. If any issues arise, the Division and LMG will work together in an attempt to remedy the situation. In the event the Division deems it necessary for the project to be terminated, the Division agrees to give thirty (30) days notice of discontinuance.

5.
The Division will continue its review of concerns presented under Section 311.070 and value restrictions therein. Your May 17, 2004 letter clearly expressed your interpretation of the “safe harbors” outlined in Section 311.070.4. To avoid a violation the pilot program must be considered outside the scope of Section 311.070. Therefore, the pilot program amount restrictions presented under Section 311.070 are waived. For the pilot program the Division will allow a $250 per brand per store per month maximum.

________/s/ David V. Lott_______	______/s/ Keith Fuller___________
David Lott, President, LMG	Keith Fuller, State Supervisor
Missouri Division of Alcohol and
Tobacco Control

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